Exhibit 99.1

National & Retail Trades and First Call

For release: October 3, 2006 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS SEPTEMBER COMPARABLE STORE SALES
INCREASE OF 16.3 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – October 3, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended September 30, 2006 increased 26.1 percent over the five-week period ended October 1, 2005. On a comparable store basis, sales increased 16.3 percent.

For the 35 weeks ended September 30, 2006, total sales increased 16.2 percent over the 35 weeks ended October 1, 2005.  On a comparable store basis, sales for the 35 weeks increased 7.3 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We are extremely pleased with our sales performance in September.  We continue to see strong sales performance across all lines of business.  All regions of the country experienced double-digit comparable store sales increases for the month.  We are experiencing healthy increases in both transactions per store and average transaction value.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. This Year
	September 30,	October 1,	All	Comp
	2006	2005	Stores	Stores

September	$ 1,250.9	$ 992.3	26.1%	16.3%
Year To Date	$ 8,866.4	$ 7,630.7	16.2%	7.3%

Total sales for the month and year-to-date period include $15.0 million related to the Company’s initial recognition of gift card breakage revenue.  Comparable store sales figures were unaffected by the revenue recognition.

As a result of the recognition of the gift card breakage revenue, the Company is raising its guidance for the fiscal third quarter to $0.56 to $0.59 per diluted share from $0.53 to $0.56 per diluted share.

On Thursday, October 5, 2006, the Company will grand open 65 new stores in 30 states across the country.  “This nationwide opening is the largest one-day opening in our history and it continues to build on the momentum we have demonstrated this year.  I am very proud of our associates and want to thank them for their hard work, loyalty and dedication in achieving our goals,” added Montgomery.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours (from 8:30 AM EDT on Tuesday, October 3 until 8:30 PM EDT Wednesday, October 4).  The dial-in number for the replay is (719) 457-0820, and the pass code is 4922426.

Investor Conference

The Company will host an investor conference in Tampa, Florida on October 4, 2006, with a management presentation scheduled for approximately 12:30 PM (EDT).

Investors will have the opportunity to listen to the live web cast of the presentation through the Company's web site located at http://www.kohls.com (Select “Investor Relations”/ “Company News”/Scroll down to October 2006), or through Premiere Global Services' web site located at http://www.vcall.com/IC/CEPage.asp?ID=108616. To listen to the presentation, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available through November 3, 2006. To listen to the audio replay, dial (719) 457-0820 and enter pass code 4948839.

Piper Jaffray Retail, Apparel & Footwear Conference

The Company will be participating in the Piper Jaffray Retail, Apparel and Footwear Conference at the Mandarin Oriental hotel in London, England on October 11, 2006, with a management presentation scheduled for approximately 3:30 AM (EDT).

Investors will have the opportunity to listen to the live web cast of the presentation through the Company's web site located at http://www.kohls.com (Select “Investor Relations”/ “Company News”/Scroll down to October 2006), or through Premiere Global Services' web site located at  http://www.vcall.com/IC/CEPage.asp?ID=109870.  To listen to the presentation, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available through November 10, 2006.  To listen to the audio replay, dial (719) 457-0820 and enter pass code 2174334.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464